Exhibit 99.2

Trammell Crow Company
Statements of Income

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2003	2002
	(UNAUDITED)
		(A)
Revenues:
Corporate Services:
Facilities management	$51,463	$58,415
Corporate advisory services	22,672	22,929
Project management services	14,447	13,733
	88,582	95,077

Institutional Services:
Property management	37,423	40,099
Brokerage	17,494	20,128
Construction management	2,040	2,496
	56,957	62,723

Development and construction fees	9,825	12,984
	155,364	170,784

Gain on disposition of real estate	4,768	932
Other	654	411
	160,786	172,127

Costs and expenses:
Salaries, wages and benefits	109,647	119,963
Commissions	17,351	17,627
General and administrative	27,121	30,152
Depreciation	3,643	4,031
Amortization	574	521
Interest	2,462	2,574
	160,798	174,868
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(12)	(2,741)

Income tax benefit	5	1,098
Minority interest, net of income taxes (B)	220	384
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	52	1,455
Income from continuing operations	265	196

Income from discontinued operations, net of income taxes (B)	879	—
Net income	$1,144	$196

Diluted earnings per share:
Income from continuing operations	$0.01	$0.01
Income from discontinued operations	0.02	—
Net income	$0.03	$0.01

Weighted average common shares outstanding	36,799,238	36,660,394

Net income	$1,144	$196
Depreciation and amortization	4,217	4,552
Interest	2,462	2,574
Income tax expense	883	131
EBITDA (C)	$8,706	$7,453

(A) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income. The reclassifications did reduce EBITDA for the three months ended March 31, 2002 by $692.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.